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

                                  EXHIBIT 11.01

                       ADVANCED TECHNOLOGY MATERIALS, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                       Quarter Ended    Quarter Ended
                                        9/30/97           9/30/96


Net income ......................    $ 1,533,188         $  974,618
                                     ===========         ==========

Average common shares outstanding      8,816,542          8,743,605

Incremental shares issuable
pursuant to employee stock
options and warrants (if dilutive)       925,337            632,359
                                         -------            -------
Total shares .....................     9,741,879          9,375,964
                                       =========          =========

Net income per share .............   $      0.16         $     0.10
                                     ===========         ==========
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


                                      Nine MonthsNine Months
                                     Ended 9/30/97 Ended 9/30/96

Net income .......................   $ 3,979,353         $2,084,512
                                     ===========         ==========

Average common shares outstanding      8,803,546          8,732,455

Incremental shares issuable
 pursuant to employee stock
 options and warrants (if dilutive)      829,195            629,852
                                         -------            -------
Total shares .....................     9,632,741           9,362,307
                                       =========           =========

Net income per share ..............  $      0.41          $     0.22
                                     ===========          ==========
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